Exhibit 99.1

FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Fiscal Year 2023 First Quarter Distribution of $0.33 Per Share and Announces Fiscal Year 2022 Fourth Quarter Financial Results

NEW YORK, NY, November 21, 2022 - Golub Capital BDC, Inc., a business development company (Nasdaq: GBDC), today announced its financial results for its fourth fiscal quarter ended September 30, 2022.

Except where the context suggests otherwise, the terms “we,” “us,” “our,” and “Company” refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. “GC Advisors” refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)
	September 30, 2022	June 30, 2022
Investment portfolio, at fair value	$5,446,356	$5,613,550
Total assets	$5,681,224	$5,770,195
Net asset value per share	$14.89	$15.14

	Quarter Ended
	September 30, 2022	June 30, 2022
Net investment income per share	$0.32	$0.32
Amortization of purchase premium per share	0.01	0.02
Adjusted net investment income per share[1]	$0.33	$0.34
Accrual (reversal) for capital gain incentive fee per share	—	(0.03)
Adjusted net investment income before accrual for capital gain incentive fee per share[1]	$0.33	$0.31

Net realized/unrealized gain/(loss) per share	$(0.27)	$(0.23)
Reversal of realized / unrealized loss resulting from the purchase premium per share	(0.01)	(0.02)
Adjusted net realized/unrealized gain/(loss) per share[1]	$(0.28)	$(0.25)

Earnings/(loss) per share	$0.05	$0.09
Adjusted earnings/(loss) per share[1]	$0.05	$0.09

Net asset value per share	$14.89	$15.14
Distributions paid per share	$0.30	$0.30

1     On September 16, 2019, the Company completed its acquisition of Golub Capital Investment Corporation (“GCIC”). The merger was accounted for under the asset acquisition method of accounting in accordance with Accounting Standards Codification 805-50, Business Combinations — Related Issues. Under asset acquisition accounting, where the consideration paid to GCIC’s stockholders exceeded the relative fair values of the assets acquired, the premium paid by the Company was allocated to the cost of the GCIC assets acquired by the Company pro-rata based on their relative fair value. Immediately following the acquisition of GCIC, the Company recorded its assets at their respective fair values and, as a result, the purchase premium allocated to the cost basis of the GCIC assets acquired was immediately recognized as unrealized depreciation on the Company's Consolidated Statement of Operations. The purchase premium allocated to investments in loan securities acquired from GCIC will amortize over the life of the loans through interest income with a corresponding reversal of the unrealized depreciation on such loans acquired through their ultimate disposition. The purchase premium allocated to investments in equity securities will not amortize over the life of the equity securities through interest income and, assuming no subsequent change to the fair value of the GCIC equity securities acquired and disposition of such equity securities at fair value, the Company will recognize a realized loss with a corresponding reversal of the unrealized depreciation upon disposition of the GCIC equity securities acquired.

As a supplement to U.S. generally accepted accounting principles (“GAAP”) financial measures, the Company is providing the following non-GAAP financial measures that it believes are useful for the reasons described below:
•“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – excludes the amortization of the purchase premium from net investment income calculated in accordance with GAAP.
•“Adjusted Net Investment Income Before Accrual for Capital Gain Incentive Fee” - Adjusted Net Investment Income excluding the accrual or reversal for the capital gain incentive fee required under GAAP;
•“Adjusted Net Realized and Unrealized Gain/(Loss)” and “Adjusted Net Realized and Unrealized Gain/(Loss) Per Share” – excludes the unrealized loss resulting from the purchase premium write-down and the corresponding reversal of the unrealized loss from the amortization of the premium from the determination of realized and unrealized gain/(loss) in accordance with GAAP.
•“Adjusted Net Income/(Loss)” and “Adjusted Earnings/(Loss) Per Share” – calculates net income and earnings per share based on Adjusted Net Investment Income and Adjusted Net Realized and Unrealized Gain/(Loss).

Exhibit 99.1

The Company believes that excluding the financial impact of the purchase premium write down in the above non-GAAP financial measures is useful for investors as it is a non-cash expense/loss resulting from the acquisition of GCIC and is one method the Company uses to measure its financial condition and results of operations. In addition, the Company believes excluding the accrual of the capital gain incentive fee under GAAP is useful as a portion of such accrual is not contractually payable under the terms of the Company’s investment advisory agreement with GC Advisors.

Fourth Fiscal Quarter 2022 Highlights

•Net investment income per share for the quarter ended September 30, 2022 was $0.32 as compared to $0.32 for the quarter ended June 30, 2022. Excluding $0.01 per share in purchase premium amortization from the GCIC acquisition and $0.00 per share of reversal for the capital gain incentive fee under GAAP, Adjusted Net Investment Income Before Accrual for Capital Gain Incentive Fee1 for the quarter ended September 30, 2022 was $0.33. This compares to Adjusted Net Investment Income Before Accrual for Capital Gain Incentive Fee1 of $0.31 for the quarter ended June 30, 2022 when excluding $0.02 per share in purchase premium amortization from the GCIC acquisition and $0.03 per share in the reversal for the capital gain incentive fee under GAAP.
•Net realized and unrealized loss per share for the quarter ended September 30, 2022 was $0.27. Adjusted Net Realized and Unrealized Loss Per Share1 was $0.28 when excluding the $0.01 per share reversal of net realized loss and unrealized depreciation resulting from the amortization of the purchase premium. The Adjusted Net Realized and Unrealized Loss Per Share1 for the quarter ended September 30, 2022 primarily resulted from unrealized losses on our portfolio of investments driven by continued credit spread widening in the market. For additional analysis, please refer to the Quarter Ended 9.30.2022 Earnings Presentation available on the Investor Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations. The Earnings Presentation was also filed with the Securities and Exchange Commission as an Exhibit to a Form 8-K. These results compare to net realized and unrealized loss per share of $0.23 during the quarter ended June 30, 2022. Adjusted Net Realized and Unrealized Loss Per Share1 for the quarter ended June 30, 2022 was $0.25 when excluding the $0.02 per share reversal of net realized loss and unrealized loss resulting from the amortization of the purchase premium.
•Earnings per share for the quarter ended September 30, 2022 was $0.05 as compared to $0.09 for the quarter ended June 30, 2022. Adjusted Earnings Per Share1 for the quarter ended September 30, 2022 was $0.05 as compared to $0.09 for the quarter ended June 30, 2022.
•Net asset value per share decreased to $14.89 at September 30, 2022 from $15.14 at June 30, 2022.
•On September 29, 2022, we paid a quarterly distribution of $0.30 per share and on November 18, 2022, our board of directors increased our base dividend by 10% and declared a quarterly distribution of $0.33 per share, which is payable on December 29, 2022 to stockholders of record as of December 9, 2022.
•During the three months ended September 30, 2022, the Golub Capital Employee Grant Program Rabbi Trust (the “Trust”) purchased approximately $17.2 million, or 1,271,865 shares of our common stock for the purpose of awarding incentive compensation to employees of Golub Capital. Through the first three calendar quarters of 2022, the Trust purchased $40.4 million, or 2,898,170 shares of our common stock.

Portfolio and Investment Activities

As of September 30, 2022, the Company had investments in 331 portfolio companies with a total fair value of $5,446.4 million. This compares to the Company’s portfolio as of June 30, 2022, as of which date the Company had investments in 328 portfolio companies with a total fair value of $5,613.6 million. Investments in portfolio companies as of September 30, 2022 and June 30, 2022 consisted of the following:

	As of September 30, 2022		As of June 30, 2022
	Investments	Percentage of	Investments	Percentage of
	at Fair Value	Total	at Fair Value	Total
Investment Type	(In thousands)	Investments	(In thousands)	Investments
Senior secured	$472,873	8.7%	$568,502	10.1%
One stop	4,668,609	85.7	4,721,739	84.1
Junior debt*	27,055	0.5	44,025	0.8
Equity	277,819	5.1	279,284	5.0
Total	$5,446,356	100.0%	$5,613,550	100.0%

*	Junior debt is comprised of second lien and subordinated debt.

Exhibit 99.1

The following table shows the asset mix of our new investment commitments for the three months ended September 30, 2022:

	For the three months ended September 30, 2022
	New Investment
	Commitments	Percentage of
	(In thousands)	Commitments

Senior secured	$11,789	6.7%
One stop	160,920	91.1
Equity	4,019	2.2
Total new investment commitments	$176,728	100.0%

Total investments in portfolio companies at fair value were $5,446.4 million at September 30, 2022. As of September 30, 2022, total assets were $5,681.2 million, net assets were $2,544.5 million and net asset value per share was $14.89.
Consolidated Results of Operations
For the fourth fiscal quarter of 2022, the Company reported GAAP net income and Adjusted Net Income1 of $8.1 million or $0.05 per share. GAAP net investment income was $54.0 million or $0.32 per share and Adjusted Net Investment Income Before Accrual for Capital Gain Incentive Fee 1 was $56.5 million or $0.33 per share. GAAP net realized and unrealized gain/(loss) was $(45.8) million or $(0.27) per share and Adjusted Realized and Unrealized Gain/(Loss)1 was $(48.4) million or $(0.28) per share.

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

1     See footnote 1 to 'Selected Financial Highlights' above.

Liquidity and Capital Resources
The Company’s liquidity and capital resources are derived from the Company’s debt securitizations (also known as collateralized loan obligations, or CLOs), unsecured notes, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investments in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitizations, unsecured notes, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities and its dividend reinvestment plan to finance its investment objectives.
As of September 30, 2022, we had cash, cash equivalents and foreign currencies of $124.1 million, restricted cash, cash equivalents and foreign currencies of $56.4 million and $3,093.6 million of debt outstanding. As of September 30, 2022, subject to leverage and borrowing base restrictions, we had approximately $544.9 million of remaining commitments and availability, in the aggregate, on our revolving credit facility with JPMorgan. In addition, as of September 30, 2022, we had $100.0 million of remaining commitments and availability on our unsecured line of credit with GC Advisors.

On September 2, 2022, we amended our revolving credit facility with JP Morgan to, among other things, amend the interest rate on borrowings to SOFR + 1.75% from LIBOR + 1.75%. The SOFR interest rate is subject to an additional spread adjustment rate ranging between 0.11448% and 0.42826%, depending on applicable tenor. In addition, we entered into an agreement on September 16, 2022 to increase the aggregate commitments outstanding under the JP Morgan facility to $1.2375 billion from $1.1875 billion as of June 30, 2022.

On September 16, 2022, all amounts outstanding under our credit facility with Morgan Stanley were repaid, following which the agreements governing our credit facility with Morgan Stanley were terminated.

Exhibit 99.1

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance ratings:

Internal Performance Ratings
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower could be out of compliance with debt covenants; however, loan payments are generally not past due.
2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments could be past due (but generally not more than 180 days past due).
1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.
Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments. For additional analysis on the Company's internal performance ratings as of September 30, 2022, please refer to the Quarter Ended 9.30.2022 Earnings Presentation available on Investors Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations.
The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of September 30, 2022 and June 30, 2022:

	September 30, 2022		June 30, 2022
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$252,572	4.6%	$330,123	5.9%
4	4,725,988	86.8	4,815,603	85.7
3	398,625	7.3	413,477	7.4
2	69,171	1.3	53,359	1.0
1	—	—	988	0.0 *
Total	$5,446,356	100.0%	$5,613,550	100.0%

*	Represents an amount less than 0.1%.

Exhibit 99.1

Conference Call
The Company will host an earnings conference call at 1:00 pm (Eastern Time) on Tuesday, November 22, 2022 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (888) 330-3529 approximately 10-15 minutes prior to the call; international callers should dial +1 (646) 960-0656. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Resources link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 9.30.2022 Earnings Presentation under Events/Presentations. An archived replay of the call will be available shortly after the call until 11:59 p.m. (Eastern Time) on December 6, 2022. To hear the replay, please dial (800) 770-2030. International dialers, please dial +1 (647) 362-9199. For all replays, please reference program ID number 5111111.

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)
	September 30, 2022	June 30, 2022
Assets	(audited)	(unaudited)
Investments, at fair value (cost of $5,569,604 and $5,656,202, respectively)	$5,446,356	$5,613,550
Cash and cash equivalents	117,290	81,444
Unrestricted foreign currencies (cost of $7,021 and $3,777, respectively)	6,847	3,755
Restricted cash and cash equivalents	56,416	34,891
Restricted foreign currencies (cost of $0 and $1,106, respectively)	—	1,090
Interest receivable	20,794	20,569
Other assets	33,521	14,896
Total Assets	$5,681,224	$5,770,195

Liabilities
Debt	$3,093,603	$3,154,673
Less unamortized debt issuance costs	17,211	18,988
Debt less unamortized debt issuance costs	3,076,392	3,135,685
Interest payable	20,384	20,255
Management and incentive fees payable	33,430	19,743
Accounts payable and accrued expenses	6,518	6,826
Total Liabilities	3,136,724	3,182,509

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2022 and June 30, 2022, respectively.	—	—
Common stock, par value $0.001 per share, 350,000,000 shares authorized, 170,895,670 issued and outstanding as of September 30, 2022 and June 30, 2022, respectively.	171	171
Paid in capital in excess of par	2,676,674	2,677,424
Distributable earnings	(132,345)	(89,909)
Total Net Assets	2,544,500	2,587,686
Total Liabilities and Total Net Assets	$5,681,224	$5,770,195
Number of common shares outstanding	170,895,670	170,895,670
Net asset value per common share	$14.89	$15.14

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)
	Three months ended
	September 30, 2022	June 30, 2022
	(unaudited)	(unaudited)
Investment income
Interest income	$119,925	$97,568
GCIC acquisition purchase price premium amortization	(2,561)	(3,036)
Dividend income	312	52
Fee income	1,972	1,042
Total investment income	119,648	95,626

Expenses
Interest and other debt financing expenses	28,989	23,278
Base management fee	19,321	19,025
Incentive fee	14,109	(4,096)
Professional fees	940	1,039
Administrative service fee	1,750	1,980
General and administrative expenses	506	472
Total expenses	65,615	41,698
Net investment income before tax	54,033	53,928
Income tax	72	—
Net investment income after tax	53,961	53,928

Net gain (loss) on investment transactions
Net realized gain (loss) from:
Investments	3,101	1,554
Foreign currency transactions	(156)	(123)
Forward currency contracts	—	1,080
Net realized gain (loss) in investment transactions	2,945	2,511
Net change in unrealized appreciation (depreciation) from:
Investments	(48,528)	(38,995)
Translation of assets and liabilities in foreign currencies	(18,392)	(13,482)
Forward currency contracts	18,184	11,922
Net change in unrealized appreciation (depreciation) on investment transactions	(48,736)	(40,555)
Net gain (loss) on investments	(45,791)	(38,044)
Provision for taxes on realized gains on investments	(302)	—
Provision for taxes on unrealized appreciation on investments	215	(478)
Net increase (decrease) in net assets resulting from operations	$8,083	$15,406

Per Common Share Data
Basic and diluted earnings (loss) per common share	$0.05	$0.09
Dividends and distributions declared per common share	$0.30	$0.30
Basic and diluted weighted average common shares outstanding	170,895,670	170,895,670

Exhibit 99.1

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“GBDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. GBDC invests primarily in one stop and other senior secured loans to middle market companies that are often sponsored by private equity investors. GBDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital LLC group of companies ("Golub Capital").

ABOUT GOLUB CAPITAL

Golub Capital is a market-leading, award-winning direct lender and experienced credit asset manager. The firm specializes in delivering reliable, creative and compelling financing solutions to companies backed by private equity sponsors. Golub Capital’s sponsor finance expertise also forms the foundation of its Late Stage Lending, Broadly Syndicated Loan and Credit Opportunities investment programs. Golub Capital nurtures long-term, win-win partnerships that inspire repeat business from private equity sponsors and investors.

As of July 1, 2022, Golub Capital had over 675 employees and over $55 billion of capital under management, a gross measure of invested capital including leverage. The firm has lending offices in Chicago, New York, San Francisco and London. For more information, please visit golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Christopher Ericson
312-212-4036
cericson@golubcapital.com

Source: Golub Capital BDC, Inc.